Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

H.B. Fuller Company:

We consent to the incorporation by reference in this registration statement on Form S-8 of H.B. Fuller Company of our report dated January 31, 2018, with respect to the consolidated balance sheets of H.B. Fuller Company as of December 2, 2017 and December 3, 2016, and the related consolidated statements of income, comprehensive income (loss), total equity, and cash flows, for each of the years in the three-year period ended December 2, 2017, and the related notes, and the effectiveness of internal control over financial reporting as of December 2, 2017, which reports appear in the December 2, 2017 annual report on Form 10-K of H.B. Fuller Company.

Our report dated January 31, 2018 on the effectiveness of internal control over financial reporting as of December 2, 2018, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of internal control over financial reporting as of December 2, 2017, the January 2017 acquisition of Wisdom Adhesives, the October 2017 acquisition of Royal Adhesives and the November 2017 acquisition Adecol's internal control over financial reporting associated with assets of approximately 50 percent of H.B. Fuller Company’s total assets and revenues of approximately seven percent of H.B. Fuller Company’s total revenues included in the consolidated financial statements of H.B. Fuller Company and subsidiaries as of and for the year ended December 2, 2017. Our audit of the effectiveness of internal control over financial reporting of H.B. Fuller Company also excluded an evaluation of the internal control over financial reporting of Wisdom Adhesives, Royal Adhesives and Adecol.

/s/ KPMG LLP

Minneapolis, Minnesota

May 1, 2018